

Bayswater Uranium Corp.
(British Columbia)
100%
Kilgore Gold Company
(USA)
100%
Bayswater Holdings Inc. (British Columbia)
100%
NCU Holdings Inc.
(British Columbia)
100%
NCA Nuclear Inc.
(USA)
100%
Northern Canadian Minerals Inc. Mali.
(Mali)
100%
Tuscany Minerals S.r.l.
(Italy)
100%
Crystal Explorations Ltd.
(USA)
100%
Jadebay Ltd.
(Ireland)